March 1, 2020

Baillie Gifford Overseas Limited

Calton Square

1 Greenside Row

Edinburgh, Scotland

United Kingdom EH1 3AN

Amended and Restated

Investment Advisory Agreement For Subadviser

Harbor International Growth Fund (the “Agreement”)

Dear Ladies and Gentlemen:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor International Growth Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

2.

Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities, including financial instruments, shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

Your investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial instruments, such as financial futures contracts and options thereon, subject always to the investment objectives, policies and restrictions of the Fund as set forth in the Prospectus and Statement of Additional Information for the Fund. To implement your investment authority, you are authorized to: (i) open and maintain brokerage accounts for derivative instruments, including financial futures and options and swaps (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of the Fund and (ii) execute for and on behalf of the Fund, standard customer agreements with a broker or brokers. You may, using such of the securities and other property in the Fund’s portfolio as you deem necessary or desirable, direct the custodian to deposit on behalf of the Fund’s portfolio, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as you deem desirable or appropriate.

The Board of Trustees has delegated to you discretionary authority to exercise voting rights with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of the Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines, as provided to us from time to time and based on the best interests of the Fund’s shareholders. You are authorized to instruct the Fund’s custodian as necessary in order for you to receive proxies and shareholder communications relating to securities held in the portion of the Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of the Fund and, upon the Adviser’s reasonable request, will provide a report setting forth the names of the issuers, proposals voted on, how the Fund’s shares were voted and your resolution of any conflicts of interest.

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

The Adviser shall provide you with written statements of the Declaration of Trust, the By-Laws, the Fund’s written investment objectives and policies, the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act.

You shall maintain written compliance policies and procedures that you reasonably believe are adequate to ensure the Fund’s compliance with the foregoing and that are reasonably designed to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees that the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser immediately upon detection of any breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the Investment Company Act and Subchapter M of the Code, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet with the Trustees and the Trust’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

to any other corporation, firm, individual or association, except as specifically prescribed in Section 4.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. Other than as herein specifically indicated, you will not be required to pay any expenses of the Fund.

4.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

You will offer to the Adviser any more favorable asset based fee schedule that is provided to your other advisory clients of similar account type (i.e., pooled investment vehicles) and substantially similar investment strategy (i.e., your ACWI ex-U.S. All Cap strategy or successor to such strategy), except for any such agreements in effect as of the date of this Agreement and excluding any fee schedules that include a performance fee component. Such offer shall be made within (30) business days after a more favorable asset based fee schedule is established for any other of your advisory clients of similar account type and investment strategy.

You may not serve as investment adviser or subadviser to another publicly offered U.S, open-end mutual fund that would be in direct competition with the Fund for the life of this Agreement, including any continuation thereof. Direct competition would include publicly offered U.S. mutual funds for which you serve as the sole or primary investment adviser or subadviser and for which you employ a substantially similar investment strategy to that utilized by the Fund (i.e., your ACWI ex-U.S. All Cap strategy or successor to such strategy). Direct competition would also include serving as investment adviser or subadviser to publicly offered U.S. mutual funds structured as fund-of-funds type vehicles with broader mandates that (i) historically have invested at least a portion of their assets in, among other types of instruments, proprietary and third-party advised publicly offered U.S. mutual funds to gain exposure to specific investment strategies, (ii) may seek exposure to an investment strategy substantially similar to that utilized by the Fund, and (iii) may utilize the Fund as one of the underlying funds to provide that investment exposure in place of engaging you directly to serve as investment adviser or subadviser to that fund. However, this restriction on serving as investment adviser or subadviser shall not apply to any publicly offered, open-end mutual fund which (i) is marketed or held out to the public as employing a multi-manager investment

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

approach, (ii) in fact does employ multiple managers to achieve its investment objectives, and (iii) is not structured as a fund-of-funds type vehicle that is seeking exposure to an investment strategy substantially similar to that utilized by the Fund and that may otherwise utilize the Fund to provide that investment exposure. Should the Fund become a multi-manager fund, this restriction on your serving as adviser or subadviser to another publicly offered U.S. open-end mutual fund that would be in direct competition with the Fund would expire. For the avoidance of doubt this section shall not prevent you from continuing to act as adviser to the Baillie Gifford International Choice Fund in its current form (i.e. a privately placed pooled fund). If you terminate this Agreement in accordance with paragraph 7 the provisions set forth in this section will survive termination of this Agreement and continue for a period of 18 months following termination of this Agreement such that you may not serve as investment adviser or subadviser to another publicly offered U.S, open-end mutual fund that would be in direct competition with the Fund (or would have been in direct competition with the Fund in the event the Fund discontinues operations or materially changes its investment approach following termination of this Agreement) for a period of 18 months following termination of this Agreement. However, in the event this Agreement is assigned by or otherwise terminated by the Adviser or the Trust on behalf of the Fund any exclusivity obligations you owe the Adviser or the Trust will end on the date of termination.

If, after six years from July 1, 2013, the Fund has (1) achieved an average rank of 40% or better within a reasonably constituted peer group of similar open-end mutual funds as constructed by an independent mutual fund rating service, as determined by calculating the average of the peer rankings based on rolling twelve month performance measured on a calendar quarter basis beginning on September 30, 2014 (such that the first twelve month performance ranking would be determined on September 30, 2014 which represents the first calendar quarter ending after July 1, 2013 that includes a full twelve months of your serving as subadviser to the Fund), (2) the Fund has outperformed (net of fees) its benchmark index by an average of 150 basis points or better on a rolling annualized three-year basis measured each calendar quarter end beginning September 30, 2016 (such that the first three year performance period would be determined on September 30, 2016), and (3) the Fund has not achieved at least $400 million in net new cash flows, then the foregoing restriction regarding your serving as investment adviser or subadviser to another publicly offered, open-end mutual fund that would be in direct competition with the Fund shall expire six years after July 1,2013 notwithstanding anything in this Agreement to the contrary.

You will reserve capacity specifically for the Fund to accommodate $2 billion in net cash flows for a period of six years from July 1, 2013. To the extent it appears the Fund will be able to utilize that capacity prior to the end of such six year period, you and the Adviser agree to evaluate whether additional capacity may be allocated to the Fund at that time, which evaluation shall include your input from an investment and market perspective.

If, after June 30, 2017, which is the first calendar quarter ending after four years from the effective date of the Original Agreement (as defined in Section 7), the Fund has (1) achieved an average rank of 40% or better within a reasonably constituted peer group of similar open-end mutual funds as constructed by an independent mutual fund rating service, as determined by calculating the average of the peer rankings based on rolling twelve month performance measured on a calendar quarter basis beginning on September 30, 2014 (such that the first

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

twelve month performance ranking would be determined on September 30, 2014), (2) the Fund has outperformed (net of fees) its benchmark index by an average of 150 basis points or better on an annualized three-year basis measured on June 30, 2017, and (3) the Fund has not achieved at least $200 million in net new cash flows, then the capacity specifically reserved for the Fund shall be reduced by subtracting from such $2 billion an amount which equals 25% of such capacity that has been unused as of that date notwithstanding anything in this Agreement to the contrary. Any reduction or elimination of capacity specifically reserved for the Fund shall not preclude you from making additional capacity available for the Fund in the future

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities by the Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board of Trustees. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

6.

Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement.

7.

Duration and Termination of this Agreement. This Agreement hereby amends and restates the Investment Advisory Agreement for Subadviser dated July 1, 2013 and signed by the Trust on behalf of the Fund, the Adviser and you, as amended from time to time (the “Original Agreement”), with effect from March 1, 2020, provided that the parties acknowledge that the letter from you to the Adviser dated 20th May 2013 and received by the Advisor on 26th May 2013 will continue to be read alongside this Agreement. This Agreement shall remain in force until March 1, 2021 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order.

8.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Fund with respect to transactions by the Fund in securities or other assets.

12.

Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser or is otherwise required by law. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund.

13.

Use of Names. No party shall use the name, trademark or trade name of another party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party.

Notwithstanding the foregoing, you agree that for so long as the Fund remains in existence and you serve as subadviser to the Fund, the Adviser shall have a non-exclusive, non-transferable, royalty-free license to reproduce, distribute, publicly display or otherwise use your name, including any short form thereof, logo or other identifying mark, and trade name as supplied by you for this purpose (collectively, the “Licensed IP”) on its website and in advertising, promotional and marketing materials for Harbor Funds (collectively, “Materials”), subject to the terms of this paragraph 13.

During the term of this Agreement the Adviser will be permitted to use the Licensed IP in any Materials solely for the purpose of identifying you as the subadviser to the Fund or including you in a listing of entities that serve as subadvisers to the series of Harbor Funds, without your prior approval. With respect to all other Materials, the Adviser’s use of the Licensed IP will be subject to your prior review and approval of a sample of such Materials, and you agree to use reasonable efforts to review such samples of Materials within five business days of their receipt. Following your review and approval of a sample of any Materials containing the Licensed IP, the Adviser will thereafter be permitted to modify such Materials (and use such modified Materials), without your approval, including, without limitation, in order to update statistical data or identifying information regarding any new or existing series or subadviser of Harbor

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

Funds, provided that the modifications do not materially change the character or substance of the Materials or the context in which the Licensed IP is used in them. Notwithstanding anything to the contrary herein, the Adviser agrees that it will provide copies of any Materials containing the Licensed IP for review by you, from time to time, upon your reasonable request.

The Adviser agrees that it will not edit, excerpt or modify the Licensed IP in any way. The Adviser acknowledges that it will acquire no right, title or interest to the Licensed IP or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that all Materials containing the Licensed IP which are used to market the Fund to current and prospective investors will comply with applicable laws, rules and regulations.

[Signatures appear on the following page]

BAILLIE GIFFORD OVERSEAS LIMITED

HARBOR INTERNATIONAL GROWTH FUND

MARCH 1, 2020

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF HARBOR INTERNATIONAL GROWTH FUND

By:
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

BAILLIE GIFFORD OVERSEAS LIMITED

By:

Name:

Title: